Exhibit 99.1

FOR IMMEDIATE RELEASE
SulphCo Announces Validation Agreement with Enterprise Products Operating LLC

Houston, TX. June 23, 2010 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize crude oil products and crude oil, announced today that it recently executed a validation agreement (the “Validation Agreement”) with Enterprise Products Operating LLC (“Enterprise”), a wholly owned subsidiary of Enterprise Products Partners L.P.

Pursuant to the terms of the Validation Agreement, SulphCo will install a mobile Sonocracking™ unit at Enterprise’s natural gas liquids (“NGL”) fractionation facility located in Mont Belvieu, Texas for the purpose of evaluating the commercial scale performance of SulphCo’s Sonocracking™ technology on certain Enterprise natural gasoline streams produced at the facility.  SulphCo expects that the installation will be completed by mid-July with commercial scale evaluations to follow during the ensuing eight to ten week period.  Concurrent with the execution of the Validation Agreement, SulphCo and Enterprise will commence negotiations on a definitive commercial agreement (the “Operating Agreement”).  While SulphCo expects that the Operating Agreement will be executed as soon as practicable after the successful completion of the commercial evaluation, there can be no guarantees that the evaluation phase will lead to a definitive commercial agreement.

Dr. Larry D. Ryan, SulphCo’s Chief Executive Officer, commented that “SulphCo is pleased that Enterprise has entered into this Validation Agreement which we believe will demonstrate the commercial efficacy of SulphCo’s technology.  SulphCo and Enterprise have been working on the application of SulphCo’s technology to reduce sulfur levels in natural gasoline for several months.  We believe the commercial scale evaluation will confirm the laboratory findings that SulphCo’s technology is the solution to Enterprise’s objective of efficiently and economically reducing sulfur levels in its natural gasoline streams.”

Dr. Ryan added, “We are excited about the rapid pace at which this opportunity has progressed and believe that the validation process will result in a long-term, commercial relationship between SulphCo and Enterprise for the permanent use of SulphCo’s Sonocracking™ technology.  Should Enterprise adopt SulphCo’s technology, we believe it will serve as a template for additional tactical niche applications of SulphCo’s robust desulfurization technology.”

About SulphCo, Inc.
Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of crude oil products and crude oil. The overall process is designed to "upgrade" the quality of crude oil and crude oil products by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors & Media
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100